Exhibit 10.54

ASSIGNMENT AGREEMENT

This assignment agreement (“Assignment Agreement”) is entered into as of May 22, 2017, by and between Mikah Pharma LLC (“Mikah”) organized and existing under the laws of Delaware having an office at 20 Kilmer Drive, Hillsborough, NJ 08844 (the “Mikah”), and Elite Laboratories, Inc. (“Elite”) organized and existing under the laws of Delaware having an office at 165 Ludlow Avenue, Northvale, NJ 07647. Capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Manufacturing and Supply Agreement between Mikah Pharma LLC and Epic Pharma, LLC at 227-15 N. Conduit Avenue, Laurelton, NY 11413 dated as of May 11, 2011 (the “Manufacturing Agreement”).

WHEREAS, Epic Pharma and Mikah entered into the Manufacturing Agreement for manufacturing and supply of the Product;

WHEREAS, on May 16, 2017, Mikah sold all of its rights, interests and obligations to Elite for the Product in the Manufacturing Agreement.

WHEREAS, under Section 17.8 of the Manufacturing Agreement, Mikah wishes to transfer and assign to the Elite all of the Mikah’s rights and interests in and to, and obligations under the Manufacturing Agreement, and the Elite wishes to be the assignee and transferee of such rights, interests and obligations;

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Assignment and Assumption. Mikah hereby transfers and assigns to Elite, and Elite hereby acquires from Mikah all Mikah’s rights, and interests in and to the Manufacturing Agreement, of whatever kind or nature, and the Elite hereby assumes and agrees to perform all obligations, duties, liabilities and commitments of Mikah under the Manufacturing Agreement, of whatever kind or nature.

3. Effectiveness. This Assignment Agreement shall be effective as of the date first set forth above.

4. Governing Law; Binding Effect. This Assignment Agreement shall be governed in accordance with the substantive laws of the State of New Jersey, United States without giving effect to that State’s rules on conflicts of law, and any litigation that may arise here from shall be instituted in any U.S. Federal Court that has jurisdiction.

5. Counterparts. This Assignment Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed to be an original copy of this Assignment Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. Delivery of such counterparts by facsimile or electronic mail (in PDF or .tiff format) shall be deemed effective as manual delivery.

IN WITNESS WHEREOF, Elite and Mikah have executed this Assignment Agreement as of the date first set forth above.

ELITE LABORATORIES, INC.
By:	/s/ Carter Ward

Name:	Carter Ward

Title:	CFO

MIKAH PHARMA LLC
By:	/s/ Nasrat Hakim

Name:	Nasrat Hakim

Title:	CEO